RULE 424(b)(3)
                                                        SEC FILE NO.:  333-86077

                                 ENDOCARE, INC.
                                   _________

                      SUPPLEMENT NO. 1 DATED JUNE 28, 2000
                      TO PROSPECTUS DATED SEPTEMBER 3, 1999

     This Supplement No. 1 is a part of and should be read in connection with the prospectus of Endocare, Inc., a Delaware corporation, dated September 3, 1999 (the "Prospectus"). Capitalized terms used but not defined in this Supplement No. 1 have the meanings given to them in the Prospectus.

     The purpose of this supplement is to reflect the fact that Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. have transferred beneficial ownership of a portion of their shares offered by the Prospectus to Brown Simpson Partners I, Ltd. The table below amends and restates the selling stockholders chart on page 10 of the Prospectus to reflect the transfer to Brown Simpson Partners I, Ltd. as a selling stockholder.


                                              SHARES OF           PERCENT OF
                                             COMMON STOCK        COMMON STOCK         SHARES OF
                                             BENEFICIALLY        BENEFICIALLY       COMMON STOCK
                                            OWNED PRIOR TO      OWNED PRIOR TO     OFFERED IN THIS
NAME OF SELLING STOCKHOLDER                THIS OFFERING(1)   THIS OFFERING**(2)     OFFERING(3)
---------------------------                ----------------   ------------------     -----------
Brown Simpson Strategic Growth Fund, Ltd.           23,081                *                7,413
Brown Simpson Strategic Growth Fund, L.P.           12,908                *                3,707
Brown Simpson Partners I, Ltd.                   2,728,098            17.1%              968,324


     *     Less  than  1%.
     **    Based  on  13,185,358  shares  outstanding  as  of  June  23,  2000.

     Additionally, the footnotes to the selling stockholders chart in the Prospectus are amended and restated as follows:

(1) Includes the shares of common stock offered in this offering plus 15,668, 9,201 and 1,759,774 shares, respectively, that were issued or issuable to Brown Simpson Strategic Growth Fund, Ltd., Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Partners I, Ltd. (collectively, the "Brown Simpson Funds") upon conversion of principal of and payment of a portion of interest on an aggregate $10,000,000 principal amount of 7% Convertible Debentures issued to the Brown Simpson Funds pursuant to debenture financings completed on June 7, 1999 and May 5, 2000. The 7% Convertible Debentures and a summary of their terms are included in Endocare's Current Reports on Form 8-K filed with the SEC on June 14, 1999 and May 15, 2000, copies of which may be obtained as described in this prospectus under "Where You Can Find Additional Information."

(2) The number of shares of common stock owned by the Brown Simpson Funds includes the aggregate number of shares of common stock which may be obtained by the Brown Simpson Funds upon conversion of all 7% Convertible Debentures issued by Endocare to the Brown Simpson Funds. However, the Brown Simpson Funds are not currently the beneficial owners of all of such shares of common stock.

(3) The Brown Simpson Funds have acquired, or may acquire, the shares of common stock offered by this prospectus upon conversion of or interest payments on 7% Convertible Debentures (the "Debentures") issued by Endocare to the Brown Simpson Funds on July 30, 1999 and May 5, 2000. On July 30, 1999, Endocare received $3,000,000 from the sale of Debentures to Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. These Debentures were assigned to Brown Simpson Partners I, Ltd. and were converted into common stock at $6.00 per share on June 5, 2000. On May 5, 2000, Brown Simpson Partners I, Ltd. purchased an additional $3,000,000 in principal amount of Debentures pursuant to an option which was granted to the Brown Simpson Funds under the original financing arrangement. These additional $3,000,000 of Debentures are convertible into common stock at $6.75 per share (subject to adjustment in certain circumstances). In addition, interest on these additional Debentures may be paid in common stock subject to certain limitations. The
Debentures and a summary of their terms are included in Endocare's Current Reports on Form 8-K filed with the SEC on August 6, 1999 and May 15, 2000, copies of which may be obtained as described in this prospectus under "Where You Can Find Additional Information."